Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Michael Platt to Leave Aircastle

STAMFORD, CT – May 3, 2010 – Aircastle Limited (NYSE: AYR) announced today that Michael Platt will step down as Chief Investment Officer to pursue other business opportunities, effective today.

“On behalf of Aircastle, I would like to thank Mike for his service to Aircastle and for his contributions to the company,” said Ron Wainshal, Aircastle’s Chief Executive Officer.

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2009 Aircastle’s aircraft portfolio consisted of 129 aircraft and it had 60 lessees located in 33 countries.

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